SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 27, 2009 (February 24, 2009)

VIRTUALSCOPICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52018	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

500 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 27, 2009, the Company entered into amended employments agreements with Jeffrey Markin, President and Chief Executive Officer, and Molly Henderson, Chief Business and Financial Officer.  The agreements amend the prior employment agreements each dated August 27, 2008: (1) to provide for automatic extensions for additional one-year periods so long as the Executive remains fully employed by the Company, and (2) to provide that severance upon a voluntary termination by the executive officer following a change in control, previously included under the employment agreements, be paid in equal installments over 12 months instead of in a lump sum.

Also, on February 24, 2009, the Compensation Committee adopted the VirtualScopics, Inc. 2009 Bonus Plan. The 2009 Bonus Plan covers all employees of the Company including Jeffrey Markin, the Company's President and Chief Executive Officer, and Molly Henderson, the Company's Chief Business and Financial Officer.

The 2009 Bonus Plan provides performance criteria based upon the Company meeting certain financial and operational targets in the 2009 fiscal year, which require the Company to achieve improved financial performance over fiscal 2008.  If the Company's performance meets or exceeds the staged targets in the Plan, the participating executive may receive cash incentive bonus payments equal to a percentage of the executive’s eligible base pay.  Amounts may be further adjusted by the Compensation Committee for exceptional individual performance.  The bonus percentage range is 0% to 30% of eligible base pay for the chief executive officer, and 0% to 22% for the chief business and financial officer.  The executive is not eligible for a bonus unless the Company meets the initial performance thresholds.  The Plan also includes a bonus pool for employees other than the executive officers based on the same bonus percentages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: February 27, 2009	By:	/s/ Molly Henderson
	Name:	Molly Henderson
	Title:	Chief Business and Financial Officer